MARKETING & LEAD GENERATION AGREEMENT

This Marketing & Lead Generation Agreement (the “Agreement”) is made and entered into as of this 21st day of August, 2009, by and between Who’s Your Daddy, Inc., a Nevada corporation (the “Company”) and Leigh Steinberg Sports & Entertainment LLC, a Nevada limited liability company (the “Consultant”) (individually, a “Party”; collectively, the “Parties”).

RECITALS

WHEREAS, Consultant has significant experience in the areas of marketing, branding, licensing and furthering business transactions and relationships;

WHEREAS, Consultant has extensive business relationships with affiliates whose expertise is website design, internet lead generation, and creation and optimization of product offerings through the internet;

WHEREAS, Company and Consultant agree the Company’s current financial condition as per its Form 10-Q filing with the Securities and Exchange Commission for the quarter ended June 30, 2009 discloses approximately $5.5 million in debt, minimal assets and no sales for the quarter, that the Company is in need of investment capital and corporate restructuring, and as a result, Consultant and management are risking significant financial as well as reputation to help the Company reorganize;

WHEREAS, the Company and Consultant are parties to a Marketing & Representation agreement dated January 23, 2009 under which Consultant assisted the Company in developing an internet marketing strategy to be used for the sale of certain of the Company’s products; and

WHEREAS, the Company desires to retain Consultant to assist with the implementation of the internet marketing strategy developed by the Parties.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Parties hereto hereby agree as follows:

1.         CONSULTING SERVICES

Attached hereto as Exhibit A and incorporated herein by this reference is a description of the services to be provided by the Consultant hereunder (the “Consulting Services”).  Consultant hereby agrees to utilize its best efforts in performing the Consulting Services, however, Consultant makes no warranties, representations, or guarantees regarding any corporate strategies attempted by the Company or the eventual effectiveness of the Consulting Services.

2.         TERM OF AGREEMENT

This Agreement shall be in full force and effect commencing upon the date hereof and shall have a term of 24 months therefrom.  Either Party hereto shall have the right to terminate this Agreement without notice in the event of the death, bankruptcy, insolvency, or assignment for the benefit of creditors of the other Party.  Consultant shall have the right to terminate this Agreement if Company fails to comply with the terms of this Agreement and such failure continues unremedied for a period of 30 days after written notice to the Company by Consultant.  The Company shall have the right to terminate this Agreement upon delivery to Consultant of notice setting forth with specificity facts comprising a material breach of this Agreement by Consultant.  Consultant shall have 30 days to remedy such breach.

3.         TIME DEVOTED BY CONSULTANT

It is anticipated that the Consultant shall spend as much time as deemed necessary by the Consultant in order to perform the obligations of Consultant hereunder.  The Company understands that this amount of time may vary and that the Consultant may perform Consulting Services for other companies.

4.         PLACE WHERE SERVICES WILL BE PERFORMED

The Consultant will perform most Consulting Services in accordance with this Agreement at Consultant’s offices.  In addition, the Consultant will perform Consulting Services on the telephone and at such other place(s) as necessary to perform these services in accordance with this Agreement.

5.         INDEPENDENT CONTRACTOR

Both Company and the Consultant agree that the Consultant will act as an independent contractor in the performance of his duties under this Agreement.  Nothing contained in this Agreement shall be construed to imply that Consultant, or any employee, agent or other authorized representative of Consultant, is a partner, joint venturer, agent, officer or employee of Company.

6.         COMPENSATION TO CONSULTANT

The Consultant's compensation for the Consulting Services shall be as set forth in Exhibit B attached hereto and incorporated herein by this reference.  The Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to the Consultant’s performance of services and receipt of fees under this Agreement.  The Company will regularly report amounts paid, if any, to the Consultant by filing Form 1099-MISC and/or other appropriate form with the Internal Revenue Service as required by law.  Because the Consultant is an independent contractor, the Company will not withhold or make payments for social security; make contract insurance or disability insurance contributions; or obtain worker’s compensation insurance on the Consultant’s behalf.  The Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to the Consultant under this Agreement.  The Consultant hereby agrees to indemnify and defend the Company against any and all such taxes or contributions, including penalties and interest.

7.         CONFIDENTIAL INFORMATION

The Consultant and the Company acknowledge that each will have access to proprietary information regarding the business operations of the other and agree to keep all such information secret and confidential and not to use or disclose any such information to any individual or organization without the non-disclosing Parties prior written consent.  It is hereby agreed that from time to time Consultant and the Company may designate certain disclosed information as confidential for purposes of this Agreement.

8.         INDEMNIFICATION

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action arising out of the work performed under this Agreement; including breach of the Indemnifying Party of this Agreement.  The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense.  If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this Article shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

9.         COVENANTS OF CONSULTANT

Consultant covenants and agrees with the Company that, in performing Consulting Services under this Agreement, Consultant will:

(a)                 Comply with all federal and state laws;

(b)                 Not make any representations other than those authorized by the Company; and

(c)                 Not publish, circulate or otherwise use any materials or documents other than materials provided by or otherwise approved by the Company.

10.         COVENANTS OF COMPANY

Both Parties agree that the Company has considerable existing debt, is in need of investment and corporate restructure.  Therefore, Consultant requires that the Company agree to the following which Consultant deems to be in the best interests of the long-term future of the Company:

(a)                 Company will enter into employment and or consulting agreements with its current CEO, Michael R. Dunn, and its acting Controller, Robert E. Crowson, Jr., which agreements will be for 24 months and will contain standard employment agreement provisions including awards of common stock.  Company will also hire any other employee designated by Michael R. Dunn;

(b)                 Company will retain Rand Scott, MD as the Company’s principal medical expert to, among other things, create product formulations and research the safety and medical efficacy of the Company’s products and ingredients making sure no product claims are made which are not validated by science or published third party medical studies; and

(c)                 Company will establish a structure whereby all operating and invested cash will be protected against existing creditor claims.

11.         MISCELLANEOUS

(A)         This Agreement shall be constructed and interpreted in accordance with and the governed by the laws of the State of California.

(B)         The Parties agree that the Courts of the County of Orange, State of California shall have sole and exclusive jurisdiction and venue for the resolution of all disputes arising under the terms of this Agreement and the transactions contemplated herein.

(C)         If either Party to this Agreement brings an action on this Agreement, the prevailing Party shall be entitled to reasonable expenses therefore, including, but not limited to, attorneys’ fees and expenses and court costs.

(D)         This Agreement shall inure to the benefit of the Parties hereto, their administrators and successors in interest.  This Agreement shall not be assignable by either Party hereto without the prior written consent of the other.

(E)         This Agreement contains the entire understanding of the Parties and supersedes all prior agreements between them.

(F)         No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the Party making the waiver.

(G)         If any provision hereof is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable.  This Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

IN WITNESS WHEREOF, the Parties hereto have placed their signatures hereon on the day and year first above written.

COMPANY:	CONSULTANT:

WHO’S YOUR DADDY, INC.	LEIGH STEINBERG SPORTS &
a Nevada corporation	ENTERTAINMENT, LLC
a Nevada limited liability company

/s/ Michael R. Dunn	/s/ Dave Meltzer
By: Michael R. Dunn	By: Dave Meltzer
Its: Chief Executive Officer	Its: Chief Executive Officer

EXHIBIT A

DESCRIPTION OF CONSULTING SERVICES

The Consulting Services shall include, but not be limited to, the following, pursuant to the terms of this Agreement:

•	Arranging for the development of an internet website to market certain of the Companies products;
•
Arranging for the use of an established merchant account for the purpose of allowing the Company’s customers to use credit cards.  Such merchant account will require no more than a 5% processing fee, no more than a 20% reserve, will allow for available funds to be swept on a timeframe not to exceed weekly, and the reserve minus chargebacks will be released every 60 days from initial billing (for example if a billing occurs on September 1, the reserve will be released on November 1);

•	Bringing to the Company a minimum of 48 million qualified leads for the Company’s product offerings;
•	Arrange for qualified personnel to manage the marketing of the qualified leads to ensure they will not be blocked by spam security softwares; and
•
Identifying and contracting with up to six (6) high-profile celebrities and athletes, with appropriate Company approval, for the marketing, promotion, sponsorship and other exposure-increasing opportunities of the Company’s products.  The Company intends to reserve up to a total of 6 million of its common shares to issue to the individuals contracted under this Consulting Service.

INDIVIDUAL	SHARE AMOUNT

Leigh Steinberg	1,000,000

Warren Moon	1,000,000

Myron Rolle	1,000,000

Alex Everhardt	1,000,000

EXHIBIT B

TERMS OF COMPENSATION

The Consultant’s compensation hereunder shall be as follows:

1.         ISSUANCE OF COMMON STOCK.  As compensation for the Consulting Services, and subject to the terms and conditions of this Agreement, Company will issue to Consultant a total of 10,000,000 shares of the Company’s common stock (the “Shares”).  The Shares will vest immediately on the effective date of this Agreement and be issued as follows:

INDIVIDUAL OR ENTITY	SHARE AMOUNT

LSSE LLC.	10,000,000

2.         EXPENSES.  Consultant shall be reimbursed for all out-of-pocket expenses upon submission of receipts or accounting to the Company, including, but not limited to, all travel expenses, research material and charges, computer charges, long-distance telephone charges, facsimile costs, copy charges, messenger services, mail expenses and such other Company related charges as may occur exclusively in relation to the Company’s business as substantiated by documentation.  Any expenditure above $500 will require oral or written pre-approval of the Company.